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                                                                    Exhibit 99.1

         VALLEY NATIONAL GASES ANNOUNCES ACQUISITION; DECLARES DIVIDEND


        Washington, Pa. November 23/PRNewswire/ -- Valley National Gases Incorporated (Amex: VLG) announced today that it signed a letter of intent to acquire the assets of United Propane Services, LLC., a propane distributor with a single operating location, plus two satellite storage locations in north-central Pennsylvania. In calendar year 2004, United had sales of approximately $2.2 million. A definitive agreement has been reached between the two parties and the deal is expected to close on December 1, 2005.

        Valley National Gases' Vice Chairman and Chief Executive Officer, William A. Indelicato, commented, "The acquisition of the assets of United Propane Services, LLC expands our presence in the greater DuBois/Falls Creek market. Approximately ninety percent of United Propane Services' customers are on existing Valley delivery routes. This acquisition supports our strategy to preferentially acquire core businesses which overlay our existing operations."

        Mr. Indelicato further commented: "As a result of our record earnings performance over the last several quarters, our Board of Directors today authorized a dividend of $0.10 per share to be paid on January 5, 2006 to shareholders of record December 21, 2005. As was the case with the last dividend paid in October, 2004, this dividend payment is not intended to be either a periodic or a regular event. Future dividend payments, if any, will be determined by earnings quality, debt level and acquisition funding requirements."

        Valley National Gases, with headquarters in Washington, Pennsylvania, is a leading packager and distributor of industrial, medical and specialty gases, welding equipment and supplies, propane and fire protection equipment. Valley National Gases operates seventy three locations in fourteen states, with eight production and distribution centers in the eastern United States.








SOURCE: Valley National Gases Incorporated 11/23/05
/CONTACT: James P. Hart of Valley National Gases,
          724-228-3000/ or j_hart@vngas.com